Exhibit 10.4
Execution Copy
AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”) is entered into as of March 31, 2009, by and among Huntington Capital Financing, LLC (“Huntington Capital Financing”), HCFFL, LLC (“HCFFL LLC”), Franklin Asset, LLC (“Franklin LLC”), Franklin Asset Merger Sub, LLC (“Merger Sub”), Franklin Credit Holding Corporation (“Franklin Holding”) solely for the purposes of covenants made by it in Section 10(b), and Franklin Credit Asset Corporation, Tribeca Lending Corp., and each of their respective subsidiaries listed on Schedule I (the “Franklin Entities”). (HCFFL LLC and Merger Sub are sometimes hereinafter referred to as the “Constituent Entities.”).
Recitals:
     A. Ownership of HCFFL LLC. HCFFL LLC is a wholly owned subsidiary of Huntington Capital Financing.
     B. Ownership of Merger Sub. Merger Sub is a wholly owned subsidiary of Franklin LLC.
     C. Merger. The parties desire that HCFFL LLC shall acquire Merger Sub by a merger of Merger Sub with and into HCFFL LLC, in accordance with the terms and conditions contained in this Agreement.
Agreement:
     In consideration of the foregoing Recitals, which shall form a part of this Agreement, and the mutual covenants contained herein, the parties hereby agree as follows:
     1. The Merger. Subject to the terms and conditions of this Agreement and in accordance with Sections 92A.100 and 92A.150 of the Nevada Revised Statutes (the “NRS”) and Section 18-209 of the Delaware Limited Liability Company Act (the “Delaware Act”), at the Effective Time (as defined in Section 4 hereof), Merger Sub shall be merged with and into HCFFL LLC (the “Merger”). HCFFL LLC shall be the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving Entity”), shall continue its existence as a limited liability company under the laws of the State of Nevada, and shall continue to operate under the name “HCFFL, LLC” following the consummation of the Merger. At the Effective Time, the separate existence of Merger Sub shall cease.
     2. Articles of Organization; Operating Agreement. The articles of organization and operating agreement of HCFFL LLC in effect at the Effective Time shall be the articles of organization and operating agreement of Surviving Entity after the Effective Time and until thereafter duly altered, amended, or repealed in accordance with the provisions thereof and applicable law.

     3. Conversion, Exchange, Extinguishment of Membership Interests and Shares, and Contributions by Huntington.
          (a) HCFFL LLC Interests. All of the membership interests in HCFFL LLC issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall continue to be owned by Huntington Capital Financing.
          (b) Merger Sub Interests. At the Effective Time, the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and in exchange therefor the holders thereof shall be entitled to receive, by virtue of the Merger and without any action on the part of the holders thereof, the following consideration:
               (1) 7 of the Common Shares of Huntington Capital Financing; and
               (2) 4,724.1330831 of the Class C Preferred Shares of Huntington Capital Financing.
          (c) Transfer of Certificates; Payment of Consideration. On the Closing Date, Huntington Capital Financing shall deliver to Franklin LLC certificates representing the number of shares of Huntington Capital Financing Common Shares and Class C Preferred Shares (the “Huntington Capital Financing Stock”) to which it is entitled as specified in paragraph (b) above.
          (d) Restricted Shares. The certificates evidencing shares of Huntington Capital Financing Stock to be issued to Franklin LLC at Closing shall bear the following legend in conspicuous type:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.
          (e) Transfers by Huntington. On the Closing Date, The Huntington National Bank shall cause to be transferred by the existing members of Huntington Capital Financing the assets listed on Schedule 3(e) in exchange for 1,298.638625337070 of the Common Shares of Huntington Capital Financing (the “Huntington Transfer”).
     4. Closing. The closing shall take place on or before March 31, 2009, or such later date as the parties may agree (the “Closing Date”). Upon the execution and delivery of all such documents and the performance of all such obligations, including the obligations of The Huntington National Bank and Huntington Capital Financing contained in Section 3(e), HCFFL LLC shall cause Certificates of Merger to be filed with the Secretary of State of Nevada and the

Secretary of State of Delaware. The Merger shall become effective at 11:59 p.m. local time on the date on which such Certificates of Merger are filed (the “Effective Time”).
     5. Effect of the Merger. At the Effective Time, the Merger shall have the effects provided for herein and in Section 92A.250 of the NRS and Section 18-209 of the Delaware Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate existence of Merger Sub shall cease; all assets and property of any kind, real, personal, and mixed, tangible and intangible, choses in action, rights, licenses, permits, and contract rights, then owned by each Constituent Entity, or which would inure to either of them, shall immediately, by operation of law and without any conveyance, transfer, or further action, become the assets and property of the Surviving Entity. All rights and obligations of the Constituent Entities shall remain unimpaired and the Surviving Entity shall succeed to all such rights and obligations.
     6. Further Actions. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity, title to and possession of any property or right of Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) to carry out otherwise the purpose of this Merger Agreement, Merger Sub and its officers and directors shall be deemed to have granted hereby to the Surviving Entity an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and the possession of such property or rights in the Surviving Entity and otherwise to carry out the purposes of this Agreement; and the proper officers of the Surviving Entity are hereby fully authorized in the name of the Surviving Entity or otherwise to take any and all such action.
     7. Representations And Warranties of the Franklin Entities.
     (a) The Franklin Entities jointly and severally represent and warrant to Huntington Capital Financing and HCFFL LLC as follows:
          (1) Power and Authority. With the exception of obtaining any authorization of the shareholders of Franklin Holding that may be required, the Agreement has been duly authorized by all required corporate action by the Franklin Entities and constitutes a valid and binding obligation of each of the Franklin Entities. With the exception of obtaining any authorization of the shareholders of Franklin Holding that may be required, the execution of this Agreement and the consummation of all transactions contemplated by this Agreement will not result in a violation of any of the terms or provisions of any indenture or other agreement to which any of the Franklin Entities may be a party or by which any of the Franklin Entities or their property may otherwise be bound or of any law, rule, license, regulation, judgment, order, or decree governing or affecting any of the Franklin Entities or their property.

     (b) Franklin LLC represents and warrants to Huntington Capital Financing and HCFFL LLC as follows:
               (1) Franklin LLC is aware of the kind of information regarding Huntington Capital Financing that would be available in a registration statement filed under the provisions of the 1933 Act and Franklin LLC has had access to the same kind of information about Huntington Capital Financing that would be available in such a registration statement and any additional information necessary to verify the accuracy of such information;
               (2) Franklin LLC has had an opportunity to discuss Huntington Capital Financing’s business, management, financial affairs and the terms and conditions of the offering of the shares with Huntington Capital Financing’s management and that no requested information, oral or written, has been withheld from Franklin LLC;
               (3) Franklin LLC is aware that the shares of Huntington Capital Financing Stock to be issued under this Agreement have not been registered under either federal or state securities laws in reliance on certain exemptions and, accordingly, the shares may not be sold or otherwise transferred in the absence of such registration or qualification without an opinion of counsel satisfactory to Huntington Capital Financing that such registration or qualification is not required;
               (4) Franklin LLC understands that (A) in reliance upon the representations made by Franklin LLC herein, the Huntington Capital Financing Stock has not been registered under the 1933 Act or any state securities laws, (B) since the Huntington Capital Financing Stock has not been registered, Franklin LLC must bear the economic risk of holding the Huntington Capital Financing Stock and may not be able to liquidate its investment in the Huntington Capital Financing Stock, and (C) there is not presently a trading market for the Huntington Capital Financing Stock, and there is no assurance that such market will exist in the future;
               (5) Franklin LLC is aware that there are economic variables and risks that could adversely affect an investment in Huntington Capital Financing Stock, and that Franklin LLC has relied primarily on Franklin LLC’s own independent analysis to make an investment decision with respect to the Huntington Capital Financing Stock; and
               (6) Franklin LLC is acquiring the Huntington Capital Financing Stock for Franklin LLC’s own account, for investment only, and not with a view to or for the sale, distribution, or fractionalization thereof.
It is understood that Huntington Capital Financing will rely upon these representations and warranties in accepting the terms of this Agreement and that such representations and warranties will survive the execution and delivery of this Agreement and the closing of the transactions contemplated by this Agreement.
     8. Representations and Warranties of Merger Sub, Franklin LLC and the Franklin Entities. Merger Sub, Franklin LLC and the Franklin Entities jointly and severally represent and warrant to Huntington Capital Financing and HCFFL LLC as follows:
          (a) Organization and Standing. Merger Sub is a limited liability company validly existing and in good standing under the laws of the State of Delaware and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased, or operated or such business is now conducted. The copies of the certificate of formation and operating agreement of Merger Sub previously delivered to Huntington Capital Financing constitute true, correct, and complete copies of Merger Sub’s certificate of formation and operating agreement and reflect all amendments thereto through and including the date of this Agreement.
          (b) Capitalization. Franklin LLC is the sole legal and beneficial owner of all the authorized and issued membership interests of Merger Sub, all such issued membership interests have been validly issued and are fully paid and non-assessable. Except as set forth on Schedule 8(b), Franklin LLC owns, free and clear of any lien, encumbrance, charge, restriction or adverse claim whatsoever, all of the authorized and issued membership interests of Merger Sub, and Franklin LLC has the sole right to transfer, sell or encumber such interests; and as of the Closing Date, Franklin LLC will own, free and clear of any lien, encumbrance, charge, restriction or adverse claim whatsoever, all of the issued and outstanding membership interests in Merger Sub, and will have the sole right to transfer, sell or encumber such interests. No interests of Merger Sub were issued in violation of any preemptive or other rights of any present or past member of Merger Sub.
          (c) Options and Warrants. There are no outstanding options or warrants or other agreements or arrangements to acquire any interests of Merger Sub, nor are there outstanding any rights or privileges, preemptive or contractual, to acquire such interests.
          (d) Assets of Merger Sub. Merger Sub owns only the assets listed on Schedule 8(d) (the “Merger Sub Assets”). Merger Sub has no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent, or otherwise and whether due or to become due, asserted or unasserted, matured or unmatured.
          (e) Authorization; Waiver of Dissenters’ Rights. Franklin LLC, as the sole member of Merger Sub, has duly approved and adopted this Agreement and Plan of Merger. Franklin LLC and the Franklin Entities have waived any and all rights as dissenting holders with respect to the Merger under the NRS and the Delaware Act. All limited liability company action necessary for the consummation of the transactions described in this Agreement have been taken and this Agreement constitutes a valid and binding obligation of Merger Sub. The copies of the resolutions of Franklin LLC, as the sole member of Merger Sub, previously delivered to Huntington Capital Financing are true and correct.

          (f) Noncontravention. With the exception of obtaining any authorization of the shareholders of Franklin Holding that may be required, this Agreement and all transactions contemplated by this Agreement will not result in a violation of or be in conflict with any of the terms or provisions of the certificate of formation or operating agreement of Merger Sub, or of any agreement to which any of the Franklin Entities may be a party or by which any of the Franklin Entities may otherwise be bound or of any law, rule, license, regulation, judgment, order, or decree governing or affecting the operation of the business, nor will the same constitute an event permitting termination of any agreement, or the acceleration of any indebtedness.
          (g) Taxes. No election has been made to treat Merger Sub as an association taxable as corporation, or as anything other than a disregarded entity owned by Franklin LLC, for U.S. federal, state and local tax purposes under Section 301.7701-2 of the U.S. Income Tax Regulations (the “Regulations”) or any similar provision of state or local law. Franklin LLC is organized as a limited liability company, and all of the membership interests of Franklin LLC are owned by the Franklin Entities. The Franklin Entities are all members of an affiliated group of corporations within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”), that files a consolidated income tax return for U.S. federal income tax purposes with Franklin Holding as its parent corporation, and each of the Franklin Entities is a member of such affiliated group. The Franklin Entities will at all times treat Franklin LLC as a partnership for U.S. federal income tax purposes and take no actions inconsistent with Franklin LLC’s classification as a partnership for U.S. tax federal income purposes. The assets held by Merger Sub were transferred by the Franklin Entities to Franklin LLC in a transaction qualifying under Section 721 of the Code in which no gain or loss was recognized by the transferors. Prior to such transfer by the Franklin Entities to Franklin LLC, the Merger Sub Assets had not been transferred by the Franklin Entities.
     9. Representations and Warranties of Huntington Capital Financing and HCFFL LLC. Huntington Capital Financing and HCFFL LLC jointly and severally represent and warrant to Merger Sub, Franklin LLC and the Franklin Entities as follows:
          (a) Organization and Standing. Huntington Capital Financing is a Nevada limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada. HCFFL LLC is a Nevada limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada.
          (b) Capitalization of HCFFL LLC. All of the issued and outstanding interests of HCFFL LLC are owned by Huntington Capital Financing.
          (c) Capitalization of Huntington Capital Financing. The authorized shares of Huntington Capital Financing consist of the following:
               (i) 6,305.638625337070 units designated as “Common Shares,” of which 5,000 are issued and outstanding;
               (ii) 1,000 units designated as “Class A Preferred Shares”, with a liquidation value of $1,000 per share, of which all are issued and outstanding;
               (iii) 5,000,000 units designated as “Class B Preferred Shares”, with a liquidation value of $1,000 per share, of which all are issued and outstanding; and
               (iv) 4,724.1330831 units designated as “Class C Preferred Shares,”

with a liquidation value of $100,000 per share, of which none are issued and outstanding.
          (d) Authority of HCFFL LLC; Noncontravention. The board of directors of HCFFL LLC has, by unanimous vote, duly approved the execution, delivery, and performance of this Agreement and the plan of merger contained herein. This Agreement and all transactions contemplated by this Agreement will not result in a violation of the articles of organization or operating agreement of HCFFL LLC or any of the terms or provisions of any indenture or other agreement to which HCFFL LLC may be a party or by which it may otherwise be bound or any law, rule, license, regulation, judgment, order, or decree governing or affecting the operation of its business. All limited liability company action on the part of HCFFL LLC necessary for the consummation of the transactions described in this Agreement will have been taken prior to Closing and upon the taking of such action, this Agreement constitutes a valid and binding obligation of HCFFL LLC.
          (e) Authority of Huntington Capital Financing; Noncontravention. The board of directors of Huntington Capital Financing has, by unanimous vote, duly approved the execution, delivery, and performance of this Agreement and the plan of merger contained herein. This Agreement and all transactions contemplated by this Agreement will not result in a violation of the articles of organization or operating agreement of Huntington Capital Financing or any of the terms or provisions of any indenture or other agreement to which Huntington Capital Financing may be a party or by which it may otherwise be bound or any law, rule, license, regulation, judgment, order, or decree governing or affecting the operation of its business. All limited liability company action on the part of Huntington Capital Financing necessary for the consummation of the transactions described in this Agreement will have been taken prior to Closing and upon the taking of such action, this Agreement constitutes a valid and binding obligation of Huntington Capital Financing.
          (g) Huntington Capital Financing Stock. The Huntington Capital Financing Stock to be delivered upon the consummation of the transactions contemplated by this Agreement will, when so delivered, be validly issued and outstanding, fully paid, and non-assessable.
          (h) Taxes. No election has been made to treat HCFFL LLC as an association taxable as corporation, or as anything other than a disregarded entity owned by Huntington Capital Financing, for U.S. federal, state and local tax purposes under Section 301.7701-2 of the Regulations or any similar provision of state or local law.
          10. Tax Covenants.
          (a) The parties agree to treat, for U.S. federal, state and local income tax purposes: (i) the transfer of assets by the Franklin Entities to Franklin LLC as a transfer under Section 721 of the Code in which no gain or loss was recognized by the transferors, (ii) the transfer of the Merger Sub Assets by Franklin LLC to Merger Sub as a disregarded transfer to a disregarded entity, (iii) the Merger as a transfer of the Merger Sub Assets by Franklin LLC to Huntington Capital Financing in exchange for the Huntington Capital Financing Stock (the “Franklin Deemed Asset Transfer”), (iv) the Franklin Deemed Asset Transfer and the Huntington Transfer as an integrated transfer of property to Huntington Capital Financing governed by Section 351 of the Code and (v) the Commercial Loans (as defined in the Amended and Restated Credit Agreement, dated as of March 31, 2009, by and among Franklin Credit Asset Corporation, Tribeca Lending Corp., and the other Borrowers listed on Schedule 1 thereto, the financial institutions party thereto as lenders, and The Huntington National Bank (the “Credit Agreement”)) as indebtedness of the Borrowers (as defined in the Credit Agreement). The parties agree to report the transaction consistently with such intended tax treatment. Franklin LLC and the Franklin Entities agree to not take any action, or knowingly fail to take any action, that could cause the transaction to not have the intended tax treatment set forth in this Section 10.
          (b) Franklin LLC and the Franklin Entities agree to make the election under Section 362(e)(2)(C) of the Code (the “Election”) with respect to the Franklin Deemed Asset Transfer to reduce its tax basis in the Huntington Capital Financing Stock in accordance with the procedure set forth in Notice 2005-70, or any subsequent guidance or Regulations. For these purposes, the parties agree that the aggregate fair market value of the assets transferred in the Franklin Deemed Asset Transfer, as well as the respective fair market values of the assets transferred by each of the Franklin Entities to Franklin LLC, shall equal the amounts set forth in Schedule 10(b). Franklin Holding will cause the Franklin Entities to make all correlative basis adjustments in accordance with Section 705(a)(2)(B) of the Code, in the case of the tax basis in the membership interests in Franklin LLC, and Treasury Regulation Section 1.1502-32, in the case of the other Franklin Entities to reflect Franklin LLC’s reduction in tax basis in the Huntington Capital Financing Stock as a result of the Election. Franklin Holding will make a protective election under Treasury Regulation Section 1.1502-36(d)(6) to preserve the attributes (i.e., asset basis) of each of the Franklin Entities.
     11. Survival; Remedies; Indemnification.
          (a) The representations, warranties, covenants and agreements in this Agreement made by the parties will survive the Closing indefinitely.
          (b) If there is a reacquisition required to be made by the Franklin Entities under Section 3.03 of the Transfer and Assignment Agreement by and among Franklin Mortgage Asset Trust 2009-A, as Purchaser, and Franklin Credit Asset Corporation, Franklin Credit Management Corporation, Tribeca Lending Corp. and each of their respective subsidiaries, as Sellers, dated as of March 31, 2009, Franklin LLC will return such number of Class C Preferred Shares of Huntington Capital Financing Stock that is equal in value to the Reacquisition Price (as defined in the Transfer and Assignment Agreement).
          (c) The Franklin Entities shall, jointly and severally, indemnify and hold the Surviving Entity, Huntington Capital Financing, and Huntington Capital Financing’s affiliates harmless at all times from and after the Closing from and against any and all liabilities, losses, damages, claims, penalties, actions, suits, proceedings, demands, assessments, judgments, costs, and expenses (including without limitation attorneys fees), of any nature, whether absolute, contingent, or otherwise resulting from, relating to, or arising out of any misrepresentation, breach of any warranty, or non-fulfillment of any agreement or covenant on the part of the Franklin Entities or Merger Sub contained in this Agreement or in connection with the transactions contemplated by this Agreement.

          (d) Huntington Capital Financing and HCFFL LLC shall, jointly and severally, indemnify and hold Merger Sub and the Franklin Entities harmless at all times from and after the Closing from and against any and all liabilities, losses, damages, claims, penalties, actions, suits, proceedings, demands, assessments, judgments, costs, and expenses (including without limitation attorneys fees), of any nature, whether absolute, contingent, or otherwise resulting from, relating to, or arising out of any misrepresentation, breach of any warranty, or non-fulfillment of any agreement or covenant on the part of Huntington Capital Financing or HCFFL LLC contained in this Agreement or in connection with the transactions contemplated by this Agreement.
     12. Notices. All notices, consents, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered if delivered personally or mailed by overnight delivery or registered or certified mail, return receipt requested, with first class postage prepaid or sent by facsimile:
(a)	If to Franklin LLC, Merger Sub or the Franklin Entities, to:
Franklin Credit Management Corporation
Attn: Kevin Gildea, Chief Legal Officer and Secretary
101 Hudson Street
Jersey City, New Jersey 070302
Facsimile Number: (201) 604-1818
(b)	If to Huntington Capital Financing or HCFFL LLC, to:
Huntington Bancshares Incorporated
Attn: Richard A. Cheap, Esq.
41 South High Street
Columbus, Ohio 43287
Facsimile Number: (614) 480-5485
or to such other addresses as such parties shall have last designated by notice to the other parties. Any item so mailed shall be deemed to have been delivered on the third day following the date on which it is so mailed.
     13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio, without regard to conflicts-of-laws principles that would require the application of any other law, except to the extent that Chapters 86 and 92A of the Nevada Revised Statutes applies.
     14. Waiver. No waiver by any party of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provision at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party to take any action with respect to any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default by such other party. No waiver by any party shall be effective unless in writing and signed by a duly authorized officer of such party.
     15. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as any other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     16. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     17. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
[Signatures Begin on Following Page]

     In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

HUNTINGTON CAPITAL FINANCING, LLC
By:	/s/ A. Dawn Story
	Name:	A. Dawn Story
	Title:	Vice President and Assistant Treasurer

HCFFL, LLC
By:	/s/ Edward J. Kane
	Name:	Edward J. Kane
	Title:	President

FRANKLIN ASSET, LLC
By:	/s/ Alexander Gordon Jardin
	Name:	Alexander Gordon Jardin
	Title:	President and Chief Executive Officer

FRANKLIN ASSET MERGER SUB, LLC
By:	/s/ Alexander Gordon Jardin
	Name:	Alexander Gordon Jardin
	Title:	President and Chief Executive Officer

FRANKLIN CREDIT HOLDING CORPORATION
By:	/s/ Thomas J. Axon
	Name:	Thomas J. Axon
	Title:	President

[Signatures Continue on Following Page]

FRANKLIN CREDIT ASSET CORPORATION, TRIBECA LENDING CORP. AND EACH OF THEIR RESPECTIVE SUBSIDIARIES LISTED ON SCHEDULE I
By:	/s/ Alexander Gordon Jardin
	Name:	Alexander Gordon Jardin
	Title:	Chief Executive Officer

Schedule 3(e)
[details to be provided]
Total Estimated Fair Market Value of $900,000,000

Schedule 8(d)
Franklin Mortgage Asset Trust 2009-A Class A Certificate No. 3
Franklin Mortgage Asset Trust 2009-A Class REO Certificate No. 3